Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE

INNOVATIVE SOLUTIONS AND SUPPORT, INC. 2019 STOCK-BASED INCENTIVE

COMPENSATION PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) evidences an award of Restricted Stock Units by Innovative Solutions and Support, Inc., a Pennsylvania corporation (the “Company”) to Jeff DiGiovanni (the “Grantee”) under the terms and conditions of the Innovative Solutions and Support, Inc. Amended and Restated 2019 Stock-Based Incentive Compensation Plan (as it may be amended and/or restated from time to time, the “Plan”), with such grant having been made on June 13, 2024 (the “Grant Date”). This Agreement constitutes an Award Agreement for purposes of the Plan.

RECITALS

WHEREAS, the Company maintains the Plan;

WHEREAS, the Plan permits the Company to award Restricted Stock Units with respect to shares of the Company’s Common Stock, $0.001 par value per share (“Shares”), subject to the terms of the Plan; and

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee in accordance with the terms of this Agreement.

1.             Award of Restricted Stock Units. The Company hereby grants to the Grantee pursuant to the terms and conditions of the Plan, as of the Grant Date, 31,746 Restricted Stock Units (the “RSUs”). With respect to each RSU that becomes vested in accordance with the terms of this Agreement, the Grantee will be entitled to receive one Share upon the settlement of such RSU. The RSUs are subject to the terms set forth herein, and the terms of the Plan, which terms and provisions are incorporated herein by reference. Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

2.             Vesting; Settlement.

(a)          The RSUs shall vest with respect to 8.33% of the award on September 30, 2024, with an additional 8.33% of the award vesting at the conclusion of each calendar quarter thereafter, such that the award is fully vested as of September 30, 2027. Each of the dates on which a portion of RSUs is scheduled to vest is referred to herein as a “Scheduled Vesting Date.” Notwithstanding anything in this Agreement to the contrary, in no event shall more than 100% of the RSUs become vested. No pro-rata vesting will be provided under any part of this Agreement for employment during some, but not all, of the vesting period of a tranche of RSUs.

(b)          Vesting of any RSUs is in all cases subject to the Grantee’s continued employment with the Company or one of its Subsidiaries from the Grant Date through and including the applicable Scheduled Vesting Date.

(c)          Notwithstanding anything to the contrary contained in any offer letter, severance agreement, employment agreement, consulting agreement or similar agreement between the Grantee and the Company or any of its Subsidiaries or affiliates, the RSUs shall not vest or be settled upon a Change in Control, a change in control, a change of control or any similar event except as provided in Section 7.1 of the Plan.

(d)         Except as otherwise provided in Section 3, each RSU that becomes vested shall be settled as soon as reasonably practicable following the date on which such RSU becomes vested, and in any event within 30 days after the vesting date. Each RSU that is settled shall be immediately cancelled and terminate upon such settlement.

(e)          Grantee shall have no rights as a stockholder with respect to any RSUs (including voting or dividend rights), nor shall the Grantee have any rights as a stockholder with respect to any Shares underlying the RSUs (including voting or dividend rights) until such Shares are delivered to the Grantee in settlement of the RSUs (and then stockholder rights shall apply only after the Grantee’s receipt of such Shares).

3.             Termination of Employment. Upon Grantee’s termination of employment for any reason, regardless of whether such termination is initiated by the Grantee, by the Company or by any of the Company’s Subsidiaries, all unvested RSUs shall be immediately forfeited upon such termination of employment with no compensation or payment due to the Grantee or any other Person; provided, however, that in the case of a termination of employment for Cause, all then unsettled RSUs, whether vested or unvested, shall be immediately forfeited upon such termination of employment with no compensation or payment due to the Grantee or any other Person.

4.             Transferability. The RSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution.

5.             Conditions on All Transfers of Shares. Notwithstanding anything to the contrary contained in this Agreement or the Plan, no transfer of a Share acquired in connection with the RSUs shall be made, or, if attempted or purported to be made, shall be effective, unless and until the Company is satisfied that the transfer will not violate any federal or state securities law or any other law or agreement (including this Agreement or the Plan) or the rules of any applicable stock exchange. If the transfer would violate any such law, agreement or rule and the Grantee nevertheless attempts or purports to engage in a transfer of such Shares, then the Company shall not recognize such transfer on the books and records of the Company and such transfer will be null and void ab initio. In addition, the Grantee will be liable to the Company for damages, if any, which may result from such attempted or purported transfer.

6.             No Promise of Employment; Employment. None of the Plan, this Agreement, the granting or holding of the RSUs nor the holding of any Shares issued in connection with the RSUs will confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary thereof, or limit, in any respect, the right of the Company or any Subsidiary thereof to discharge the Grantee at any time, for any reason and with or without notice. Subject to any rules and regulations adopted by the Committee from time to time, the Grantee shall not be considered to have incurred a termination of employment if the Grantee’s employment is transferred from the Company or any of its Subsidiaries to any of the Company’s Subsidiaries or to the Company.

7.             Withholding. The Grantee shall be responsible for making appropriate provision for all taxes required to be withheld in connection with the grant of RSUs and/or the vesting or settlement thereof. Such responsibility shall extend to all applicable federal, state, local and foreign withholding taxes. The Company or its Subsidiaries, in their sole discretion, shall have the right (but not the obligation) to retain the number of whole Shares whose Fair Market Value equals the amount to be withheld in satisfaction of the applicable withholding taxes (or to withhold from any payroll or other amounts otherwise due to the Grantee the amount of withholding taxes due in connection with the RSUs). Withholding in Shares shall not occur at a rate that equals or exceeds the rate that would result in liability accounting treatment or other adverse accounting treatment. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee’s compliance, to the Company’s satisfaction, with any withholding requirement.

8.             The Plan. The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the RSUs subject to all of the terms and provisions of the Plan and this Agreement. Pursuant to the Plan, the Committee is authorized to interpret the Plan and this Agreement, and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee with respect to the Plan, this Agreement, the RSUs, the Shares acquired in connection with the RSUs and any agreement relating to the RSUs or such Shares. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

9.             Governing Law. This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws of Pennsylvania or any other jurisdiction.

10.           Disputes. All disputes regarding or relating to the Plan, this Agreement or the RSUs shall be resolved in accordance with the Plan.

11.          Severability. All provisions of this Agreement are distinct and severable and if any clause shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Agreement shall not be affected thereby, and the remainder of this Agreement shall be interpreted to give maximum effect to the original intention of the parties hereto.

12.           Amendment; Termination; Waiver. Subject to the provisions of the Plan, this Agreement may be amended or terminated, and its terms or covenants waived, only by a written instrument executed on behalf of the Company (as authorized by the Committee) and the Grantee that, in the case of an amendment or waiver, identifies the specific provision of this Agreement being amended or waived (as applicable).

13.            Entire Document. This Agreement, together with the Plan, represents the complete understanding between Grantee and the Company relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof between the Grantee and the Company.

14.            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon the Grantee and his or her heirs, executors, administrators and legal representatives. This Agreement may be assigned by the Company without the consent of the Grantee or any other Person, but may not be assigned by the Grantee.

15.           Construction. Captions and titles contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

[End of Agreement]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by an appropriate officer and Grantee has executed this Agreement, both as of the day and year first above written.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

	By:	/s/ Shahram Askarpour
Date: June 19, 2024		Shahram Askarpour
Chief Executive Officer

Agreed to and Accepted

/s/ Jeff DiGiovanni
Jeff DiGiovanni